Exhibit 23.1

GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Inbit Corp.

We hereby consent to the use of our report dated February 2, 2016 with respect to the financial statements of Inbit Corp. as of December 31, 2015 and 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the year ended December 31, 2015 and for the period from September 30, 2014 (inception) through December 31, 2014.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Gillespie & Associates, PLLC
Gillespie & Associates, PLLC
Seattle, Washington
April 5, 2016